American Home Products to Receive $1.8 Billion
Termination Fee

                        Is in the Process of Divesting
                    Cyanamid Agricultural Products Business

MADISON, N.J., Feb. 7, 2000 -- American Home Products Corporation
(NYSE: AHP) confirmed today that its merger agreement with Warner-Lambert Company (NYSE: WLA) has been terminated in accordance with its terms. Under the agreement, AHP is receiving a payment of $1.8 billion. In connection with the termination, all litigation among AHP, Warner-Lambert and Pfizer Inc (NYSE: PFE) has been discontinued and its option to purchase Warner-Lambert shares has been rescinded.

John R. Stafford, Chairman, President and CEO of AHP stated: "While we regret that we were not able to complete the transaction, we understand the decision of the Warner-Lambert board to support the alternative transaction and we saw no benefit to impeding their ability to use pooling-of-interests accounting. The termination of our agreement brings to an immediate close the distracting and acrimonious litigation among the companies and allows us to focus on our growing health care business. AHP has one of the best pipelines in the pharmaceutical industry and we look forward to continuing to develop and market our outstanding new products and moving forward in what promises to be an excellent year of growth for our Company in 2000."

Separately, AHP announced today that it is in the process of divesting the Cyanamid Agricultural Products business. It is expected that the divestiture will be completed by year-end. AHP's financial advisor in connection with this divestiture is Morgan Stanley.

American Cyanamid Agricultural Products is a leading global developer and marketer of crop protection products for agricultural, specialty and consumer markets. Cyanamid markets herbicides, insecticides and fungicides in the major agricultural markets around the world. It was the first to introduce herbicide tolerant cropping systems, based on its imidazolinone chemistry. American Cyanamid Agricultural Products is a subsidiary of American Home Products Corporation.

American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including the uncertainty of completing the sale process and the other risks and uncertainties detailed from time to time in AHP's periodic reports, including

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quarterly reports of Form 10-Q and the Annual Report of Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from forward-looking statements.

     /CONTACT: Media: Lowell Weiner, 973-660-5013, or Investors: Thomas Cavanagh, 973-660-5706, both of American Home Products




































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